Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
ACAMAR PARTNERS ACQUISITION CORP.

I.	PURPOSE OF THE COMMITTEE

The purposes of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Acamar Partners Acquisition Corp. (the "Company") shall be to oversee the Company's compensation and employee benefit plans and practices, including its executive compensation plans, and its incentive-compensation and equity-based plans; to review and discuss with management the Company's compensation discussion and analysis or other compensation disclosure ("CD&A") to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"); to prepare any Compensation Committee Report required by the rules of the SEC; and to perform such further functions as may be consistent with this Charter or assigned by applicable law, the Company's Amended and Restated Certificate of Incorporation, the Company's Bylaws or the Board.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall consist of two or more independent directors as determined from time to time by the Board, subject to any exceptions or cure periods that are applicable pursuant to the foregoing requirements and the phase-in periods permitted under the rules of the Nasdaq Stock Market (“Nasdaq”). Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of Nasdaq, and any additional requirements that the Board deems appropriate. Members of the Committee shall also qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Each committee member shall have one vote.

The chairperson of the Committee shall be designated by the Board; provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but at least once annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary; provided that the Chief Executive Officer of the Company may not be present during any portion of a Committee meeting in which deliberation or any vote regarding his or her compensation occurs.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate. The provisions of the Company's Amended and Restated Certificate of Incorporation and the Company's Bylaws relating to meetings of the board of directors of the Company shall apply equally to meetings of the committee unless otherwise stated herein.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A.	Executive Compensation

The Committee shall have the following duties and responsibilities with respect to the Company's executive compensation plans:

(a)	To review at least annually the goals and objectives of any executive compensation plans of the Company, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b)	To review at least annually any executive compensation plans of the Company in light of the Company's goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans.

(c)	To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company, including the goals and objectives of any executive compensation plans of the Company, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the Committee shall consider factors as it determines relevant, which may include, for example, the Company's performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years. The Committee may discuss the Chief Executive Officer's compensation with the Board if it chooses to do so.

(d)	To evaluate annually the performance of the other executive officers, if any, of the Company in light of the goals and objectives of any executive compensation plans of the Company, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of such other executive officers. To the extent that long-term incentive compensation is a component of such executive officer's compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.

(e)	To evaluate annually the appropriate level of compensation for Board and Committee service by non-employee directors, and to make recommendations to the Board regarding such compensation.

(f)	To review and approve any employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements to be made with any executive officer of the Company.

(g)	To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any executive compensation plan.

(h)	To review and approve perquisites or other personal benefits to the Company's executive officers and directors and recommend any changes to the Board.

(i)	To consider the results of the most recent shareholder advisory vote on executive compensation as required by Section 14A of the Exchange Act, if any, and, to the extent the Committee determines it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation.

(j)	To review and discuss with management the Company's CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company's annual proxy statement or annual report on Form 10-K.

(k)	To review compensation arrangements for the Company's employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company's compensation arrangements.

(l)	To the extent it deems necessary, review and approve the terms of any compensation "clawback" or similar policy or agreement between the Company and the Company's executive officers or other employees subject to Section 16 of the Exchange Act.

(m)	To review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Exchange Act.

(n)	To prepare any Compensation Committee Report required by the rules and regulations of the SEC for inclusion in the Company's annual proxy statement or annual report on Form 10-K.

(o)	To retain (at the Company’s expense) outside consultants and obtain assistance from members of management as the Committee deems appropriate in the exercise of its authority.

(p)	To perform such other functions as assigned by law, the Company's Amended and Restated Certificate of Incorporation, the Company's Bylaws or the Board.

(q)	To make reports and recommendations to the Board within the scope of its functions and advise the officers of the Company regarding various personnel matters as may be raised with the Committee.

(r)	To review and approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers.

Notwithstanding anything to the contrary in the foregoing, the Committee shall have sole discretion and authority with respect to any action regarding compensation payable to the Chief Executive Officer or other executive officers of the Company that the Committee intends to constitute "qualified performance-based compensation" for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.

B.	General Compensation and Employee Benefit Plans

The Committee shall have the following duties and responsibilities with respect to the Company's general compensation and employee benefit plans, including incentive-compensation and equity-based plans:

(a)	To review at least annually the goals and objectives of the Company's general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate.

(b)	To review at least annually the Company's general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the Board amend these plans if the Committee deems it appropriate.

(c)	To review all equity-compensation plans to be submitted for shareholder approval under the Nasdaq listing standards, and to review and, in the Committee's sole discretion, approve all equity-compensation plans that are exempt from such shareholder approval requirement.

(d)	To approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s employees.

(e)	To perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

V.	ROLE OF CHIEF EXECUTIVE OFFICER

The Chief Executive Officer may make, and the Committee may consider, recommendations to the Committee regarding the Company's compensation and employee benefit plans and practices, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers (other than the Chief Executive Officer) and the Company's director compensation arrangements.

VI.	DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VII.	EVALUATION OF THE COMMITTEE

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate.

The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company's or the Board's policies or procedures.

VIII.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company. The Committee may select a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person's independence from management, including the following:

(a)	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(b)	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(c)	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest:

(d)	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(e)	Any shares or other securities of the Company owned by the compensation consultant, legal counsel or other adviser; and

(f)	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Committee shall conduct the independence assessment with respect to any compensation consultant, legal counsel or other adviser that provides advice to the Committee, other than: (i) in-house legal counsel; and (ii) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the compensation consultant, and about which the compensation consultant does not provide advice.

Nothing herein requires a compensation consultant, legal counsel or other adviser to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a compensation consultant, legal counsel or other adviser. The Committee may select or receive advice from any compensation consultant, legal counsel or other adviser it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Nothing herein shall be construed: (1) to require the use or retention of a compensation consultant, legal counsel or other adviser to the Committee; (2) to require the Committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the Committee; or (3) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.